As filed with the Securities and Exchange Commission on November 16, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REE Automotive Ltd.

(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18 Shenkar Street Hezliya, Israel	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

REE Automotive Ltd.

2021 Share Incentive Plan

REE Automotive Ltd.

2021 Employee Stock Purchase Plan

REE Automotive Ltd.
Key Employee Share Incentive Plan (2011)

(Full title of the plan)

Puglisi & Associates
850 Library Avenue
Newark, DE 19711

(Name and address of agent for service)

(302) 738-6680

(Telephone number, including area code, of agent for service)

Copies to:

Colin Diamond Maia Gez White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Tel: (212) 819-8200	Mimi Zemah Kfir Zaga Zemah Schneider & Partners 18 Raul Wallenberg St. Building D, 3rd Floor Tel Aviv 6971915, Israel Tel: (+972) (3) 768-4300	Aaron M. Lampert Goldfarb Seligman & Co. Ampa Tower 98 Yigal Alon Street Tel Aviv 6789141, Israel Tel: +972 (3) 608-9999

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Class A ordinary shares, without par value (“Class A Ordinary Shares”), reserved for issuance under the REE Automotive Ltd. 2021 Share Incentive Plan (the “2021 Plan”)	23,565,818	(2)(3)(4)	$3.88	(5)	$91,411,808.02	$8,473.87
Class A Ordinary Shares reserved for issuance under the REE Automotive Ltd. Employee Stock Purchase Plan (the “2021 ESPP”)	4,628,524	(4)	$3.88	(5)	$17,954,044.60	$1,664.34
Class A Ordinary Shares issuable upon exercise of options outstanding under the REE Automotive Ltd. Key Employee Share Incentive Plan (2011) (the “2011 Plan”)	31,110,007	(6)	$0.56	(7)	$17,421,603.92	$1,614.98
Total	59,304,349				$126,787,456.54	$11,753.20

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes an indeterminate number of additional shares that become issuable under the 2021 Plan, the 2011 or the ESPP, as applicable, as a result of anti-dilution provisions described therein by reason of any dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration leading to an increase in the number of outstanding shares.
(2)	Pursuant to the terms of the 2021 Plan, any Class A Ordinary Shares: (i) underlying an award granted under the 2021 Plan or the 2011 Plan that has expired, or was cancelled, terminated, forfeited or settled in cash in lieu of issuance of Class A Ordinary Shares; (ii) if permitted by the Registrant, tendered to pay the exercise price or withholding tax obligations with respect to an award under the 2021 Plan or 2011 Plan; or (iii) if permitted by the Registrant, subject to an award under the 2021 Plan or 2011 Plan that are not delivered to the grantee because such shares are withheld to pay the exercise price or withholding tax obligations with respect to such award, shall automatically be available for grant of awards under the 2021 Plan.
(3)	Includes 423,195 Class A Ordinary Shares underlying awards forfeited under the 2011 Plan, which, pursuant to the terms of the 2021 Plan, are now available for issuance under the 2021 Plan.
(4)	No shares have been granted under the 2021 Plan or the 2021 ESPP as of the date of this filing.
(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low prices ($3.98 - $3.78) of the Registrant’s Class A Ordinary Shares as reported on the Nasdaq Stock Market on November 12, 2021.
(6)	Registered amount includes both vested and unvested options.
(7)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based on the weighted-average exercise price for such outstanding share option awards.

EXPLANATORY NOTE

REE Automotive Ltd. (the “Company” or the “Registrant”) has filed with the Securities and Exchange Commission (the “Commission”) this registration statement on Form S-8 (this “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”) (i) 23,565,818 Class A ordinary shares, without par value (“Class A Ordinary Shares”), of the Registrant issuable pursuant to the REE Automotive Ltd. 2021 Share Incentive Plan (the “2021 Plan”), (ii) 4,628,524 Class A Ordinary Shares of the Registrant reserved for issuance under the REE Automotive Ltd. Employee Stock Purchase Plan (the “ESPP”); and (iii) 31,110,007 Class A Ordinary Shares of the Registrant issuable upon the exercise of options outstanding under the REE Automotive Ltd. Key Employee Share Incentive Plan (2011) (the “2011 Plan”). Each of the 2021 Plan, the 2021 ESPP and the 2011 Plan has been approved by the Company’s board of directors and shareholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to each participant in the 2021 Plan, the 2011 or the ESPP, as applicable, as may be required by Rule 428(b). Such documents are not required to be and are not being filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following:

●	the prospectus dated August 30, 2021, filed by the Company pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form F-1 filed on August 20, 2021 (File No. 333-258963) (the “Form F-1 Registration Statement”); and

●

the Company’s Report of Foreign Private Issuer on Form 6-K furnished to the Commission on October 26, 2021 and the portions constituting the GAAP financial statements tables of the Company on pages 4, 5 and 6 of the Company’s Report of Foreign Private Issuer on Form 6-K furnished to the Commission on November 16, 2021; and

●	the description of the Company’s Class A Ordinary Shares contained in the Company’s Form F-1 Registration Statement and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The Company has granted options to purchase Class A Ordinary Shares to its Israeli legal counsel Zemah Schneider & Partners (granted to an affiliate thereof, Zemah Schneider Holdings Limited Partnership).

Item 6. Indemnification of Directors and Officers.

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. The Company’s Amended and Restated Articles of Association include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder from certain liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association.

Under the Companies Law, exculpation, indemnification, and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets, or obligations.

The Company’s Amended and Restated Articles of Association allow us to exculpate, indemnify, and insure its office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. The Company’s office holders are currently covered by a directors and officers’ liability insurance policy.

The Company has entered into agreements with each of its directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to the Company for damages caused to the Company as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on the Company’s activities and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of $300 million, 25% of the Company’s total shareholders’ equity as reflected in the Company’s most recent consolidated financial statements prior to the date on which the indemnity payment is made and 10% of the Company’s total market capitalization calculated based on the average closing price of the Class A Ordinary Shares over the 30 trading days prior to the actual payment, multiplied by the total number of issued and outstanding ordinary shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling securityholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

The Company has purchased and intends to maintain insurance on behalf of the Company and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Documents

4.1	Form of Amended and Restated Articles of REE Automotive Ltd., incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-4 (File No. 333-254070), as amended, filed with the SEC on March 10, 2021.

4.2	Specimen Class A Ordinary Share Certificate of REE Automotive Ltd., incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form F-4 (File No. 333-254070), as amended, filed with the SEC on March 10, 2021.

5.1	Opinion of Zemah Schneider & Partners with respect to the legality of the Class A Ordinary Shares.

10.1	REE Automotive Ltd. 2021 Share Incentive Plan.

10.2	REE Automotive Ltd. Key Employee Share Incentive Plan (2011).

10.3	2021 REE Automotive Ltd. Employee Stock Purchase Plan, incorporated by reference to Exhibit 4.6 to the Company’s Shell Company Report on Form 20-F, filed with the SEC on July 28, 2021.

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered accounting firm for the Company.

23.2	Consent of WithumSmith+Brown, PC, independent registered accounting firm for 10X Capital Venture Acquisition Corp.

23.3	Consent of Zemah Schneider & Partners (included in Exhibit 5.1 to this Registration Statement).

24.2	Power of Attorney of certain officers and directors (included on the signature page to this Registration Statement).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herzliya, State of Israel, on the 16th day of November, 2021.

REE AUTOMOTIVE LTD.

By:	/s/ Hai Aviv
Name:	Hai Aviv
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title of Capacities	Date

/s/ Daniel Barel	Chief Executive Officer and	November 16, 2021
Daniel Barel	Director (Principal Executive Officer)

/s/ Hai Aviv	Chief Financial Officer	November 16, 2021
Hai Aviv	(Principal Financial and Accounting Officer)

/s/ Arik Shteinberg	Chairman	November 16, 2021
Arik Shteinberg

/s/ Hari Nair	Director	November 16, 2021
Hari Nair

/s/ Lilach Geva-Harel	Director	November 16, 2021
Lilach Geva-Harel

/s/ Ahishay Sardes	Director	November 16, 2021
Ahishay Sardes

/s/ Hans Thomas	Director	November 16, 2021
Hans Thomas

/s/ Michal Brikman	Director	November 16, 2021
Michal Brikman

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of REE Automotive Ltd. has signed this registration statement on November 16, 2021.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative